Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NCI Building Systems, Inc. for the registration of 43,211,817 shares of Common Stock and to the incorporation by reference therein of our report dated March 28, 2016, with respect to the consolidated financial statements of CENTRIA, included in NCI Building Systems, Inc.’s Current Report on Form 8-K dated March 29, 2016, and our report dated March 3, 2014, with respect to the consolidated financial statements of CENTRIA, included in NCI Building Systems, Inc.’s Current Report on Form 8-K dated December 30, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas
March 28, 2016